Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F- 4 and related Prospectus of The Toronto-Dominion Bank for the registration of 88,236,104 shares of its common stock and to the incorporation by reference therein of our reports dated December 7, 2006 to the shareholders of the Bank with respect to the Consolidated Financial Statements of The Toronto-Dominion Bank, The Toronto-Dominion Bank management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Toronto-Dominion Bank, included in its Annual Report (Form 40-F) for the year ended October 31, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chartered Accountants
Licensed Public Accountants
Toronto, Canada
November 8, 2007